Exhibit (a)(5)(D)

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link 314/994-2936
Investors — Deck Slone 314/994-2717
and Jennifer Beatty 314/994-2781
For Immediate Release
Arch Coal Commences Tender Offer to Acquire ICG
for $14.60 per share in Cash
     ST. LOUIS, Mo. (May 16, 2011) — Arch Coal, Inc. (NYSE: ACI) (“Arch”) today announced that a wholly owned subsidiary of Arch, Atlas Acquisition Corp. (“Merger Sub”), has commenced the previously announced tender offer to acquire all of the outstanding shares of International Coal Group, Inc. (NYSE: ICO) (“ICG”) common stock for $14.60 per share in cash without interest.
     Arch and ICG announced on May 2, 2011 the signing of a definitive merger agreement pursuant to which Arch agreed to cause Merger Sub to commence the tender offer. The boards of directors of Arch and ICG each unanimously approved the terms of the merger agreement. The board of directors of ICG recommends that ICG stockholders tender their shares pursuant to the tender offer.
     The tender offer and withdrawal rights are scheduled to expire at 8:00 a.m., New York City time, on June 14, 2011, unless the tender offer is extended or earlier terminated in accordance with the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission. In addition to customary conditions, the tender offer is subject to a non-waivable minimum condition that there shall have been validly tendered and not withdrawn prior to the expiration of the offer a number of shares of ICG representing at least a majority of the outstanding shares of ICG. The tender offer is not subject to a financing condition. Assuming the tender offer is completed, Arch intends to consummate a second-step merger pursuant to which non-tendering holders of ICG common stock would be entitled to receive cash equal to the $14.60 offer price per share.
     Morgan Stanley & Co. Incorporated is the dealer manager and Innisfree M&A Incorporated is the information agent for the tender offer.
About Arch
     U.S.-based Arch Coal is one of the world’s largest coal producers, with more than 160 million tons of coal sold in 2010. Arch’s national network of mines supplies cleaner-burning, low-sulfur coal to customers on four continents, including U.S. and international power producers and steel manufacturers. In 2010, Arch achieved record revenues of $3.2 billion. For more information, visit www.archcoal.com.

Important Additional Information
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO that will be filed by Arch with the Securities and Exchange Commission (“SEC”) on May 16, 2011. ICG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer on May 16, 2011. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. ICG stockholders may obtain a free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC’s website: www.sec.gov. The Schedule TO (including the offer to purchase and related materials, and the Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting Innisfree M&A. Stockholders may call toll free (877) 717-3922. Banks and brokers may call collect (212) 750-5833.
Arch Coal Investor Relations 314/994-2897
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the SEC.
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